EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 17th day of August, 2007, by and between ALMA INTERNATIONAL, INC., a Florida corporation (the "Company"), and JAMES DITANNA (the "Employee").

      IN CONSIDERATION OF the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

      1.    Employment.

      The Company hereby employs the Employee, and the Employee hereby accepts this employment agreement with the Company, upon the terms and conditions hereinafter set forth.

      2.    Term.

      Unless Employee's employment hereunder is terminated earlier pursuant to Section 5 of this Agreement, Employee's employment under this agreement  hereunder shall begin on the date hereof and shall expire two (2) years from the date hereof, provided that upon the expiration of the first two (2) years of such employment, the Employee's employment hereunder shall continue for additional consecutive extension terms of one (1) year each until either party gives notice of termination to the other at least one hundred eighty (180) days prior to end of the then current term. The term of employment described in the immediately preceding sentence, including any extensions but without giving effect to any earlier termination provided for under Section 5 of this Agreement, is hereinafter described as the "Contract Term." The period of time during which the Employee actually is employed hereunder, giving effect to any termination of employment under Section 5 of this Agreement, is hereinafter described as the "Term."

      3.    Duties and Responsibilities.

            3.1   During the Term, the Employee shall devote his attention and expend his best efforts, energies, and skills, on a full-time basis, to the business of the Company and any corporation, partnership or other entity controlled by the Company (each, a "Subsidiary"), in order to bring value back to the Company.  For purposes of this Agreement, the term the "Company" shall mean the Company and all Subsidiaries, or any Holding Company constituent.

            3.2   During the Term, the Employee shall serve as the Chief

Executive Officer, Director, Treasurer, and Secretary of the Company. In the performance of all of his responsibilities as Chief Executive Officer and director hereunder, the Employee shall perform such duties as assigned to him by the Board of Directors and are consistent with those duties assigned employees of comparable status. In performing such duties, the Employee will be subject to and abide by, and will cause employees of the Company to be subject to and abide by, all policies and procedures developed by the Company.

      4.    Compensation and Benefits.

            4.1   For all services rendered by the Employee under this

Agreement, the Company shall pay or cause to be paid to the Employee, and the

Employee shall accept, the Base Salary (as such term is hereinafter defined in this Article 4) all in accordance with and subject to the terms of this

Agreement. The term "Compensation" shall mean the Base Salary.

            4.2   During the Term, the Company shall pay the Employee a "Base

Salary" at an annual rate of Sixty Thousand Dollars($60,000), payable in installments of Five Thousand Dollars ($5,000) per month due on the 1st day of each month in. The Board of Directors of the Company shall review the Base Salary of the Employee at least annually and may grant increases thereto in its sole discretion. If the Company lacks the funds to pay the Base Salary, the amount due shall accrue against the Company, its subsidiaries, or any Holding Company constituent.

            4.3   During the Employee's employment under this Agreement, the

Employee shall be eligible to participate in stock plans as may be maintained by the Company from time to time, in whole or in part. The Employee's awards under such stock plans shall be determined by the Company, the Board of Directors or such person or administrative body as provided under such plans.

            4.4   During the Term, the Employee shall be entitled to (i)

participation in such employee retirement, and welfare benefit plans, programs, policies and arrangements as maintained by the Company from time to time, in whole or in part, for employees of his level; subject to, and to the extent that, the Employee is eligible under such benefit plans in accordance with their respective terms (ii) paid vacation, holidays, leave of absence, leave for illness, funeral leave and temporary disability leave in accordance with the policies of the Company; and (iii) perquisites as from time to time provided by the Company to employees of his level.

            4.5   During the Term, the Employee is authorized to incur

reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Employee for all such expenses upon the presentation by the Employee, not less frequently than monthly, of signed, itemized accounts of such expenditures and vouchers, all in accordance with the Company's procedures and policies as adopted and in effect from time to time and applicable to its employees of comparable status.

      5.    Termination.

            5.1   The Company may terminate the Employee's employment under

this Agreement at any time for Cause. "Cause" shall exist for such termination if Employee (i) is adjudicated guilty of a felony by a court of competent jurisdiction, (ii) commits any act of fraud or intentional misrepresentation, (iii) has materially breached any covenant set forth in this Agreement or willfully violated any direction of the Board of Directors of the Company, which breach or willful violation the Employee has not cured within thirty (30) days following notice by the Board of Directors to the Employee of the breach or willful violation, or (iv) has made any material misrepresentation to the Company.

            5.2   The Company may terminate the Employee's employment under this Agreement at any time without Cause. If the Company breaches any term of this Agreement and fails to cure such breach within thirty (30) days of notice of such breach from the Employee, and if Employee terminates his employment with the Company within thirty (30) days after the period for the cure of the breach by the Company expires, the Company shall be deemed to have terminated the Employee's employment hereunder without Cause.

            5.3   The Employee may voluntarily terminate his employment under this Agreement at any time. For the purposes of this Agreement, if the Employee terminates his employment under this Agreement pursuant to the second sentence of Section 5.2 above, he shall not be deemed to have terminated such employment under this Section 5.3.

            5.4   The election of the Company to give notice in accordance with Section 2 above that the Employee's employment hereunder will not be extended for an additional one (1) year term shall not constitute a termination of the Employee's employment hereunder by the Company without Cause for the purposes of Section 5.2 above.

      6.    Severance Payments.

      If the Employee's employment under this Agreement is terminated during the Term of the Agreement by the Company without Cause, the Employee shall be entitled to continuation in payment of his Base Salary, at the rate in effect immediately before the date of termination, for a period equal to the greater of (a) the period from the day after his last day of employment hereunder through the last day of the Term of this Agreement, or (b) one (1) year, provided that the Employee (i) honors the restrictive covenants as provided in Section 7 of this Agreement and (ii) executes a release of all claims arising from his employment by the Company, in such form as may then be used by the Company respecting termination of employees.

        7.    Restrictive Covenants.

      The Employee shall execute and be bound by the Employee Invention, Assignment and Confidentiality Agreement, which is attached hereto as Exhibit

A. The Employee agrees that the Employee Invention, Assignment and Confidentiality Agreement constitutes a separate agreement independently supported by good and adequate consideration and, notwithstanding anything in this Agreement to the contrary, shall be severable from the other provisions of, and shall survive, this Agreement.

      8.    Miscellaneous.

            8.1   This Agreement is a personal contract, and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. The Employee shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, the Employee shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of the Employee shall be for the sole personal benefit of the Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer claim or judgment or bankruptcy proceedings against the Employee; provided, however, that in the event of the Employee's death, the Employee's estate, legal representatives or heirs, as appropriate, shall succeed to and acquire all rights and benefits that accrued to the Employee pursuant to, and in accordance with, the terms of this Agreement.

            8.2   The Company shall have the right to assign this Agreement to any successor to substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

            8.3   Any notice required or permitted by or in connection with this Agreement shall be in writing and shall be made by hand delivery, by Federal Express, or other similar overnight delivery service, or by certified mail, unrestricted delivery, return receipt requested, postage prepaid, addressed to the addressee at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the addressee to the other party to this Agreement. Notice shall be considered given as of the date of the hand delivery, one (1) calendar day after delivery to Federal Express or similar overnight delivery service, or three (3) calendar days after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made.

If to the Company:

Alma International, Inc.

501 S. Johnstone Ave

Suite 501

Bartlesville, OK 74003

If to the Employee:           James Ditanna

                              c/o Alma International, Inc.

                              501 S. Johnstone Ave

       Suite 501

       Bartlesville, OK 74003

            8.4   This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change,  amendment, termination, waiver, modification, extension or discharge is sought.

            8.5   Except as otherwise provided herein, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving any effect to the principles of conflicts of laws.

            8.6   All descriptive headings and captions of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

            8.7   If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of this Agreement and provision, as the case may be, shall nevertheless remain in full force and effect.

            8.8   Each of the parties hereto shall, at any time and from time to time hereafter, upon the reasonable request of the other, take such further actions and execute, acknowledge and deliver all such instruments of further assurance as necessary to carry out the provisions of this Agreement.

            8.9   This Agreement contains the entire agreement and understanding between the Company and the Employee with respect to the subject matter hereof and supersedes all prior understandings and agreements, including any prior employment contract or agreement, whether oral or written, between the parties hereto with respect to the specific subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company to the Employee; nor have any representations or warranties of any kind or nature been made by the Employee to the Company, except as expressly set forth in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove written.

                                    THE COMPANY:

                                    ALMA INTERNATIONAL, INC.

                                    By:

                                       --------------------------------------

James Ditanna

Sole Director/President

                                    THE EMPLOYEE

                                       --------------------------------------

James Ditanna